Exhibit 5.2

January 11, 2016

Board of Directors
MVB Financial Corp.
301 Virginia Avenue
Fairmont, West Virginia 26554

Re: Registration Statement on Form S-3

Ladies and Gentleman:

I am the Senior Vice President, Chief Legal & Risk Officer of MVB Financial Corp., a West Virginia corporation (the “Company”).  This opinion is being delivered in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities and Exchange Act of 1933, relating to the Company’s proposed sale from time to time of a variety of securities with an aggregate offering price of up to $75,000,000, including: (i) shares of the Company’s common stock, par value $1.00 per share, (the “Common Stock”), (ii) shares of the Company’s Class A common stock, par value $1.00 per share, (the “Class A Common Stock”) (iii) shares of the Company’s preferred stock, par value $1,000 per share (the “Preferred Stock”), (iv) the Company’s debt securities, which may either be senior debt securities or subordinated debt securities (the “Debt Securities”), (v) warrants for the purchase of the Company’s Common Stock, Preferred Stock or Debt Securities, and (vi) depositary shares representing fractional interests in shares of the Company’s Preferred Stock (“Depositary Shares”).

The Company’s Common Stock, Class A Common Stock, Preferred Stock, Debt Securities, Warrants and Depositary Shares are collectively referred to herein as the “Securities.”  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

In connection with the issuance of this opinion, I have examined such documents, including resolutions of the Board of Directors of the Company (the “Board”) adopted on December 28, 2015 (the “Resolutions”), and have reviewed such questions of law, as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations of officers of the Company and

MVB Financial Corp. • 301 Virginia Avenue, Fairmont, WV  26554 • 304.285.0019 • www.mvbbanking.com of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.

Based on the foregoing, I am of the opinion that:

1.                                      When the terms of the issuance and sale of the Common Stock have been duly established by the Company in conformity with the Company’s articles of incorporation, duly issued and sold against payment of the purchase price therefor, and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, or upon conversion or exercise of any Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, shares of such Common Stock will be validly issued, fully paid, and non-assessable.

2.                                      When the terms of the issuance and sale of the Class A Common Stock have been duly established by the Company in conformity with the Company’s articles of incorporation, duly issued and sold against payment of the purchase price therefor, and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, or upon conversion or exercise of any Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, shares of such Class A Common Stock will be validly issued, fully paid, and non-assessable.

3.                                      When the terms of a series of Preferred Stock have been specified in a certificate of designations duly adopted by the Board of Directors or a duly authorized committee thereof, and such certificate of designations has been duly filed with the Secretary of State of the State of West Virginia, and when the terms of the issuance and sale of such series of Preferred Stock have been duly established by the Company in conformity with the Company’s articles of incorporation, duly issued and sold against payment of the purchase price therefor, and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, or upon conversion or exercise of any Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, shares of such series of Preferred Stock will be validly issued, fully paid, and non-assessable.

The opinions set forth above are subject to the following qualifications and exceptions: In rendering the opinions set forth above, I have assumed that, at the time of the delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order or decree of any court or governmental body having jurisdiction over the Company.

My opinions expressed above are limited to the laws of the State of West Virginia and the federal laws of the United States of America. Various issues pertaining to the laws of the State of New York are addressed in the opinion of Squire Patton Boggs (US) LLP, separately provided to you on even date herewith. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed, with your consent, such matters.

I assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. I express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the caption “Validity of Securities” contained in the Prospectus included therein.

Very truly yours,

/s/ Patrick R. Esposito, II

Patrick R. Esposito II
Senior Vice President, Chief Legal & Risk Officer